Exhibit 10.3

                             BUSINESS LOAN AGREEMENT

      THIS BUSINESS LOAN AGREEMENT (the "Agreement") is made and entered into by and between BRENTON BANK, NATIONAL ASSOCIATION (herein termed "Bank") and CE SOFTWARE, INC. (herein termed "Borrower"). CE SOFTWARE HOLDINGS, INC. (herein termed "Guarantor") also appears as a party to this Agreement.

RECITALS:

A. Borrower has requested Bank to make available to Borrower certain credit facilities for the operation of Borrower's business in the form of a revolving credit loan and a mortgage Loan.

B. Bank is willing to provide to Borrower, and Borrower desires to obtain, such credit facilities on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and the extension of credit set forth herein, and subject to Borrower's satisfactory fulfillment of all conditions precedent to the borrowing, the parties hereto agree as follows:

                     Article I - Definitions and References

1.1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them below.

      "Affiliate" shall mean, with respect to Borrower or Guarantor, as the case may be, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under control with, Borrower or Guarantor, as the case may be.

      "Borrowing Base" shall mean an amount equal to seventy percent (70%) of Eligible Receivables. The amount of the Borrowing Base shall be set forth from time to time in accordance with the terms of this Agreement in a Borrowing Base Certificate.

      "Borrowing Base Certificate" shall mean a certificate of Borrower duly executed by Borrower's president, chief financial officer or controller in the form attached hereto as Exhibit G or in such other form as Bank may from time to time request.

      "Business Day" shall mean any day other than a Saturday, Sunday or day on which Bank is required by law to close, or elects to close.

      "Citibank Prime Rate" shall mean the rate of interest described as the "prime rate" (or by similar reference) of Citibank, N.A., New York, New York, as determined by such bank's management from time to time as part of its internal procedures. No representation is made by Bank to Borrower that the Citibank Prime Rate is the lowest, the best or a favorable rate.

      "Closing" shall mean the consummation of the transactions set forth in this Agreement, including the execution and delivery of the Loan Documents.

      "Closing Date" shall mean the date determined in accordance with Section
      2.11 of this Agreement.


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"Compliance Certificate" shall mean a certificate of Borrower duly executed by
Borrower's president, chief financial officer or controller in the form attached hereto as Exhibit H or in such other form as Bank may from time to time request.

"Distributor Receivables" shall mean all amounts owing to Borrower as the purchase price for inventory sold and delivered to any distributor which intends to resell such inventory at retail to end users.

"Eligible Receiveables" shall mean all amounts owing to Borrower as the purchase price for inventory sold and delivered or for services rendered as to which an invoice for payment has been issued by Borrower, except: (i) such amounts (other than Distributor Receivables) which are sixty (60) days or more past the original invoice date; (ii) Distributor Receivables which are ninety (90) days or more past the original invoice date; (iii) except as otherwise agreed by Bank from time to time in writing, all amounts owing with respect to any one account when more than twenty percent (20%) of the total amount owing on such account becomes more than ninety (90) days past the original invoice date; (iv) amounts owing from the government of the United States of America or any agency or instrumentality thereof; (v) amounts owing from any Affiliate; and (vi) amounts owing from any employee of Borrower or an Affiliate.

"Event of Default" shall have the meaning delineated in Article XI of this Agreement.

"Financial Statements" shall mean the financing statements to be prepared and filed in accordance with Section 3.1 and Section 3.4 of this Agreement with respect to the Security Agreement and the Guarantor Security Agreement, or otherwise to perfect the security interests of Bank in the Security Property.

"Generally Accepted Accounting Principles" or "GAAP" shall mean those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants and by the Financial Accounting Standards Board.

"Guarantor Security Agreement" shall mean the security agreement to be executed by Guarantor pursuant to Section 3.3 of this Agreement.

"Guaranty" shall mean the guaranty to be executed by Guarantor pursuant to
Section 3.3 of this Agreement.

"Indebtedness" shall mean, collectively, the following:

            (a) the Notes (and all evidences of renewal, extension or refunding thereof, if any) and all other indebtedness and obligations of Borrower or Guarantor to Bank incurred pursuant to the Loan Documents (whether such indebtedness is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred);

            (b) all other indebtedness and obligations of Borrower or Guarantor to Bank, whether direct or indirect, primary or secondary, of every kind and character, whether from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, heretofore or hereafter incurred, whether or not such other indebtedness and obligations are secured by additional or different collateral than the Security Property and whether or not such additional indebtedness and obligations arise or arose from or are or were acquired by Bank by purchase, assignment or otherwise; and


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            (c) all future advances which Bank at any time may, but shall not be required to, make for the protection or preservation of Bank's rights and interests arising hereunder, and all costs and expenses incurred by Bank in the protection and preparation for sale of the Security Property or other collateral including, without limitation, attorneys' fees and court costs.

      "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Security Agreement, the Mortgage, the Guaranty, the Guarantor Security Agreement, the Financing Statements, the Lockbox Agreement, and any further documents delivered pursuant to Section 3.4 or Section 4.1 of this Agreement.

      "Lockbox Agreement" shall mean the lockbox agreement between Borrower and Bank in the form attached hereto as Exhibit I.

      "Mortgage Note" shall mean the $1,000,000 promissory note described in
      Section 2.5 of this Agreement.

      "Mortgage Note Maturity Date" shall mean May 1, 2009.

      "Mortgage" shall mean the real estate mortgage referred to in Section 3.2 of this Agreement.

      "Notes" shall mean the Revolving Note and the Mortgage Note collectively.

      "Revolving Note" shall mean the $2,000,000 promissory note described in
      Section 2.2 of this Agreement.

      "Revolving Note Maturity Date" shall mean April 30, 1996.

      "Security Agreement" shall mean the security agreement described in
      Section 3.1 of this Agreement.

      "Security Property" means, collectively, the property of Borrower and Guarantor as to which Bank has been granted a security interest, mortgage, lien or assignment, all as referred to in Article III of this Agreement.

      "Subordinated Debt" shall mean indebtedness of Borrower owed to any officer, employee, director, shareholder or Affiliate which is subordinated to all Indebtedness of Borrower to Bank, under the terms and conditions approved in writing by Bank.

      "Treasury Note Rate" shall mean, with respect to any date on which such rate shall need to be determined, the previous four week average of the 5 year constant maturity United States Treasury Note as published by the Federal Reserve System.

      "West Des Moines Real Estate" shall mean the real estate and improvements and fixtures thereon, including all easements and servient estates, described in Schedule 1 attached hereto.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall have the meaning of such terms as used in accordance with generally accepted accounting principles. In the event of a dispute relative to the meaning of an accounting term, the determination thereof by an independent Certified Public Accountant, chosen by Borrower and acceptable to Bank, shall be controlling.


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                         Article II - General Loan Terms

2.1 Description of Credit Facility. The credit facility to be provided to Borrower hereunder consists of the following components:

      (a) A revolving line of credit in the principal amount of up to Two Million Dollars ($2,000,000) to be evidenced by the Revolving Note in the form attached hereto as Exhibit A. The proceeds of the Revolving Note shall be applied to the purchase of the assets of Powercore Inc. and subsequently to fund the business operations of Borrower.

      (b) A mortgage loan in the principal amount of One Million Dollars ($1,000,000) to be evidenced by the Mortgage Note in the form attached hereto as Exhibit B. The proceeds of the Mortgage Note shall be applied to the purchase of the assets of Powercore Inc.

2.2 Revolving Note. At the Closing, Borrower will execute and deliver to Bank the Revolving Note in the form attached hereto as Exhibit A in the principal amount of Two Million Dollars ($2,000,000.00) and Bank shall extend or make available funds to Borrower up to such amount in accordance with the terms and conditions of this Agreement. Interest shall accrue on the unpaid principal balance of the Revolving Note at an annual rate equal to the Citibank Prime Rate plus one and one-half percent (1.50%) per annum, with such interest to be calculated on the basis of a 360-day year counting the actual number of days elapsed. The applicable rate of interest shall be adjusted immediately upon any change in the Citibank Prime Rate. Interest shall be payable monthly commencing on the first day of the month immediately succeeding the month during which the first advance under the Revolving Note is made, and continuing on the first day of each month thereafter. The entire unpaid principal balance plus all accrued and unpaid interest on the Revolving Note shall be due and payable in full on the Revolving Note Maturity Date.

2.3 Advances Under Revolving Note. Bank agrees, on the terms and subject to the conditions of this Agreement, to advance funds to Borrower, and Borrower may borrow, repay and reborrow within the limits of the Revolving Note from time to time prior to the Revolving Note Maturity Date. No amount may be borrowed under the Revolving Note if the aggregate principal amount of the Revolving Note outstanding after giving effect to the advance requested by Borrower would exceed the lesser of: (a) $2,000,000; or (b) the Borrowing Base as in effect at the time a request for an advance under the Revolving Note is made to Bank. At the request of Borrower, and subject to the terms and conditions of this Agreement, Bank shall make advances under the Revolving Note on any Business Day, provided: (i) that Borrower shall have given Bank notice of its request (a "Notice of Borrowing") prior to 2:00 p.m. of the Business Day on which the advance is requested; and (ii) Borrower shall have provided Bank with a current Borrowing Base Certificate. Each Notice of Borrowing shall specify the date of the requested advance (which shall be a Business Day) and the principal amount of the advance to be made (which shall be not less than $10,000, with increases in increments of $1,000). Bank shall thereafter deposit the amount of the requested advance into Borrower's operating account at Bank on the Business Day specified in the Notice of Borrowing. Borrower acknowledges and agrees that Borrower shall be limited to a maximum of two (2) advances per week under the Revolving Note. Bank shall not be required to honor any request for an advance under the Revolving Note other than as set forth in this Section 2.3.

2.4 Reductions of Principal on Revolving Note. The method of making payments to reduce the outstanding principal balance of the Revolving Note shall depend on whether the arrangements contemplated by the Lockbox Agreement have been implemented and shall be made as follows:


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      (a)   Payments Prior to Implementation of Lockbox. During those periods when the arrangements contemplated by the Lockbox Agreement have not been implemented by Bank, the timing and amount of payments made by Borrower to reduce the outstanding principal balance of the Revolving Note shall be within the discretion of Borrower. Borrower agrees to notify Bank by telephone or otherwise prior to 2:00 p.m. on any Business Day on which Borrower desires to make a payment to reduce the outstanding principal balance of the Revolving Note and Bank shall transfer funds from Borrower's operating account in accordance with the instructions provided by Borrower and apply such funds toward payment of the principal balance of the Revolving Note. Bank shall be under no obligation to make transfers from Borrower's operating account to make payments on the Revolving Note unless instructed to do so by Borrower in accordance with this Section 2.4(a). Payments on the Revolving Note shall be applied in the manner specified In Section 2.4(b) below.

      (b) Implementation of Lockbox and Payments Thereafter. Bank may, at its option, implement the arrangements contemplated by the Lockbox Agreement in the event: (i) the outstanding principal balance under the Revolving Note exceeds $1,000,000 for more than ninety (90) days; or (ii) any event occurs which, upon the giving of notice or the passage of time or both, would become an Event of Default hereunder; provided, however, that Bank shall notify Borrower of such event in writing and Borrower shall have a period of ten (10) days thereafter to cure such default prior to the implementation of the Lockbox Agreement by Bank. In the event that Bank shall be entitled under this Section 2.4(b) to implement the arrangements contemplated by the Lockbox Agreement, Borrower agrees to cooperate in establishing such arrangements and to take all action required of Borrower under the terms of the Lockbox Agreement. At such times as Bank may in its discretion deem appropriate (but in no event to exceed twice weekly), Bank shall, without the consent of, or notice to, Borrower, withdraw all collected funds then deposited in the cash collateral account and apply such funds to reduce the outstanding principal balance of the Revolving Note; provided, however, such funds may first be applied toward payment of late charges or costs of collection arising under the Revolving Note, if any, and then to past due interest payments on the Revolving Note, if any, with the remainder to be applied against the outstanding principal balance of the Revolving Note. Bank shall inform Borrower in writing of the amount withdrawn and applied to payment of the Revolving Note on each occasion.

2.5 Mortgage Note. At the Closing, Borrower will execute and deliver to Bank the Mortgage Note in the form attached hereto Exhibit B in the principal amount of One Million Dollars ($1,000,000.00) and Bank shall extend funds to Borrower in such amount in accordance with the terms and conditions of this Agreement. Interest shall accrue on the unpaid principal balance of the Mortgage Note from the date of funding through the fifth anniversary of such date at an annual rate equal to the Treasury Note Rate plus two and three-quarter percent (2.75%). The applicable rate of interest shall be adjusted on the fifth anniversary of the date of funding and on the same day every five years thereafter during the term of the Mortgage Note, with such rate to be equal to the Treasury Note Rate then in effect plus two and three-quarter percent (2.75%) per annum. All interest will be calculated on the basis of a 360-day year counting the actual number of days elapsed. Repayment of the Mortgage Note shall be amortized over a period of fifteen (15) years, with payments of principal and interest to be made on the first day of each month, commencing on June 1, 1994 and continuing on the first day of each month thereafter. The entire unpaid principal balance plus all accrued and unpaid interest on the Mortgage Note shall be due and payable in full on the Mortgage Note Maturity Date.


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2.6 Late Payments. In the event that any payment of principal or interest due under the Notes, or repayment of any advance made by Bank pursuant to Section
2.9 of this Agreement, is not actually received by Bank within ten (10) days of the date such payment is due, Borrower agrees to pay a late payment charge of Twenty-five Dollars ($25.00).

2.7 Application of Payments. All payments received by Bank with respect to each of the Notes shall be applied first to late charges and costs of collection, if any, then to accrued and unpaid interest, and then to reduce the outstanding principal balance of the respective Notes, except to the extent otherwise provided in Section 2.4 hereof.

2.8 No Prepayment Penalty. In the event Borrower prepays any or all of the Notes at a time earlier than provided for herein, no prepayment penalty shall be assessed.

2.9 Advances by Bank. In the event Borrower shall fail to provide adequate insurance, pay taxes or pay any other charges which may affect the Security Property, Bank may, at its option, without notice, but without any obligation or liability to do so, procure insurance, pay taxes or pay any other charges and add said sum to the balance of any of the Notes, or divide such sum between the Notes, as Bank shall determine in its sole discretion, which advance then shall bear interest from the date of payment by Bank at the Citibank Prime Rate plus one and one-half percent (1.50%) per annum. Any such advance and the interest accrued thereon shall be paid to Bank on the last day of the month in which such advance is made.

2.10 Loan Fee. At the Closing, the Borrower agrees to pay loan fees to Bank as follows:

      (a) A fee of Two Thousand Five Hundred Dollars ($2,500) for the loan made pursuant to the Revolving Note, of which One Thousand Dollars ($1,000) has been prepaid and received by Bank.

      (b) A fee of Ten Thousand Dollars ($10,000) for the loan made pursuant to the Mortgage Note, of which One Thousand Dollars ($1,000) has been prepaid and received by Bank.

2.11 Closing. The Closing of the Revolving Note contemplated by this Agreement shall take place at the offices of Bank on or before June 30, 1994 and the Mortgage Note shall be closed on or before December 31, 1994, or at such other time and place as Bank and Borrower shall mutually agree.

2.12 Interest on Default. Upon the occurrence of an Event of Default hereunder, the rate of interest payable on the Notes and on any advances made pursuant to
Section 2.9 hereof may, at Bank's option and in its sole discretion, be increased to three percent (3%) per annum over the stated rate of the Notes.

                             Article III - Security

      To secure payment and performance of the Indebtedness, Bank shall receive at the Closing the collateral and Guaranty set forth below:

3.1 Security Agreement. Borrower shall execute and deliver to Bank the Commercial Security Agreement in the form attached hereto as Exhibit C granting Bank a security interest in all of Borrower's business assets, including, but not limited to, all accounts, chattel paper, documents, instruments, inventory, equipment, fixtures and general intangibles (and all proceeds thereof) now or hereafter owned by Borrower, except for any equipment held by Borrower subject to operating leases


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as specified in Schedule 2 hereto. Borrower shall additionally execute and deliver to Bank such financing statements as Bank may require in order to perfect the security interest granted pursuant to the Security Agreement.

3.2 Mortgage. Borrower shall execute and deliver to Bank the Commercial Mortgage in the form attached hereto as Exhibit D conveying to Bank a first mortgage lien upon the West Des Moines Real Estate owned by Borrower.

3.3 Guaranty and Security Agreement. Guarantor agrees to execute and deliver to Bank the Commercial Guaranty in the form attached hereto as Exhibit E guaranteeing performance of all of the Indebtedness of Borrower. Guarantor also agrees to execute and deliver to Bank the Commercial Security Agreement in the form attached hereto as Exhibit F to secure its obligations owing to Bank under the terms of the Guaranty. Guarantor shall additionally execute and deliver to Bank such financing statements as Bank may require in order to perfect the security interest granted pursuant to the Guarantor Security Agreement.

3.4 Further Documentation. Borrower and Guarantor agree to execute and deliver or cause to be executed and delivered to Bank such security agreements, financing statements, continuation statements, applications for notation of security interests, title certificates, assignments and other documentation which Bank shall require from time to time in connection with the attachment, perfection or continuation of any of the security interests, mortgage, pledges or assignments granted or to be granted to Bank hereunder. The Financing Statements and the Mortgage may be prepared and filed prior to the Closing, and Borrower and Guarantor agree to cooperate with Bank in the execution and filing thereof prior to the Closing.

3.6 Priority of Liens. The security interests and mortgage lien granted to Bank shall be and shall remain of the first priority at all times while any of the Indebtedness remains unpaid or unperformed.

3.6 Cross Default and Cross Collateralization. Borrower acknowledges and agrees that the Security Property shall secure repayment of all Indebtedness and that a default in the terms of any of the Loan Documents shall constitute a default of all of the Loan Documents, and that Bank may proceed in exercising its rights under the Loan Documents in any order or manner as Bank may choose, the purpose of this Agreement being to cross default cross collateralize all Indebtedness.

3.7 Acknowledgment. Borrower acknowledges that the terms of this Agreement provide for a mortgage loan of fifteen years and a revolving loan maturing on April 30, 1996. Borrower acknowledges and agrees that the Security Property stands as collateral for all of the Notes and as security for all of the Indebtedness. As a consequence, in the event that Bank elects not to renew the Revolving Note after April 30, 1996, and Borrower deems it necessary to obtain financing through a source other than Bank, it will be necessary for Borrower to pay all of the Notes (including the Mortgage Note) in full in order to obtain a release of the Security Property.

                               Article IV-Closing

4.1 Delivery to Bank. Borrower and Guarantor, as the case may be, shall deliver to Bank at the Closing, with all documents and instruments duly authorized and executed by the appropriate party or parties, the following:

      (a)   This Agreement (unless executed and delivered prior to Closing);

      (b)   The loan fees referred to in Section 2.10 hereof;


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      (c)   The Revolving Note;

      (d)   The Mortgage Note

      (e)   The Security Agreement;

      (f)   The Financing Statements (unless filed prior to Closing);

      (g)   The Mortgage (unless recorded prior to Closing);

      (h)   The Guaranty;

      (i)   The Guarantor Security Agreement;

      (j) Certificates of Borrower and Guarantor to the effect that all of the representations and warranties of Borrower and Guarantor as set forth in this Agreement are made again and are true and correct as of the Closing Date;

      (k)   The legal opinion referred to in Section 7.1(h) of this Agreement;

      (l) Certificate of Borrower or other evidence satisfactory to Bank that all conditions precedent as set forth in Article VI of this Agreement have been satisfied;

      (m) An acknowledgement of Borrower and Guarantor that each has received a copy of the Loan Documents at the time of execution thereof;

      (n)   The Lockbox Agreement;

      (o) Termination statements, releases of mortgages or liens or similar documentation relating to the Security Property as directed by Bank;

      (p)   A flood insurance notice from Bank to Borrower.

             Article V - Representations and Warranties of Borrower

5.1 Representations and Warranties. Borrower represents and warrants to Bank that:

      (a) Borrower is a duly organized, legally existing corporation in good standing under the laws of the State of Iowa, and has all requisite power and authority and all necessary licenses and permits to own, operate and lease its properties and to carry on its business as it is now conducted and as it may be conducted in the future. Borrower is qualified to do business and is in good standing as a foreign corporation in any other state in which the nature of its activities make such qualification necessary.

      (b) All financial statements and other information furnished by Borrower to Bank in connection with this Agreement do in all material respects fairly represent the financial condition of Borrower on the respective dates thereof and have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied. Borrower has no material liabilities, fixed or contingent, which are not fully shown or provided for in such financial statements as of the dates thereof except obligations to


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            perform after such dates under contracts, purchase orders or other commitments incurred by Borrower in the ordinary course of business. No material adverse changes in Borrower's financial condition are imminent or threatened.

      (c) Except any actions, suite or proceedings disclosed in writing to Bank, no action, suit or proceeding against or affecting Borrower is presently pending or threatened in any court, or before any governmental authority or any arbitration board or tribunal, which involves the possibility of any judgment or liability not fully covered by insurance or which may result in any material adverse change in the properties, business, prospects, profits or condition (financial or otherwise) of Borrower, nor is Borrower aware of any existing basis for any such action, suit or proceeding.

      (d) Borrower has good and marketable title to all of the properties and assets purported to be owned by it, including that portion of the Security Property owned by it (and, in particular, the West Des Moines Real Estate), and all of such property is free and clear of any and all liens, claims, security interests and encumbrances whatsoever.

      (e) Borrower is not aware of any default in the performance of any obligation, covenant or condition contained in any agreement to which it is a party, nor is Borrower in default with respect to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

      (f) The execution, delivery and performance of this Agreement, the other Loan Documents and all documents and instruments referred to herein will not violate the provisions of the Articles of Incorporation or Bylaws of Borrower or of any note, indenture, mortgage, lease or other agreement to which Borrower is a party or by which it is bound, and will not result in the breach of any judgment, order, rule or regulation of any court or governmental agency having jurisdiction over Borrower or any of its properties. No consent, approval, authorization or order of any court or governmental agency or third party is required in connection with the execution, delivery and performance by Borrower of this Agreement, the other Loan Documents or any documents or instruments referred to herein.

      (g) The execution and delivery of, and the performance of the obligations set forth in, this Agreement and the other Loan Documents and all documents or instruments referred to herein to which Borrower is a party or signatory, have been duly authorized by all appropriate proceedings of Borrower, and this Agreement and the other Loan Documents and all documents and instruments referred to herein to which Borrower is a party or signatory are valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

      (h) There exists on this date no Event of Default and no event or condition which, with notice or the lapse of time or both, would become an Event of Default.

      (i) Borrower has filed all tax returns and reports required to be flied with the United States government and with all state and local governments which are required to be filed, and has paid in full, or made adequate provision on its books for the payment of, all taxes, interest, penalties, assessments, deficiencies, franchise fees and other governmental charges shown to be due or claimed to be due on or in respect of such tax returns or reports or otherwise levied upon or in respect of any of its properties, assets, income or franchises.


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      (j)   Borrower is not in violation in any material manner of any federal, state, county or city statutes, ordinances, orders, rules or regulations pertaining to its business, and does not presently anticipate that future expenditures needed to meet the provisions of such federal, state, county or city statutes, ordinances, orders, rules or regulations will be so burdensome as to affect or impair in a materially adverse manner its financial condition.

      (k) All of the funds loaned to Borrower pursuant to this Agreement will be used exclusively in Borrower's normal business operations and will not be diverted to or used in any other manner.

      (l) To the extent that any of the Security Property is located in an area identified by the Secretary of Housing and Urban Development or a successor thereto as an area having special flood hazards pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as amended, or any successor law, Borrower has obtained and will maintain insurance on such Security Property protecting against such risk to the full extent of the value of such Security Property.

5.2 Environmental Matters. Borrower represents and warrants that: (a) to the best of Borrower's actual knowledge, the Security Property (and all other property now or heretofore owned by Borrower) and Borrower are now and heretofore have been at all times in compliance with all Environmental Laws (as hereinafter defined); (b) there have been no conditions on or about the Security Property (or any other property now or heretofore owned by Borrower) which required or will require clean-up, removal, remedial action or other response pursuant to Environmental Laws; (c) there are no conditions on or about the Security Property (or any other property now or heretofore owned by Borrower) now existing or likely to exist during the term of this Agreement which require or are likely to require clean-up, removal, remedial action, or other response pursuant to Environmental Laws; (d) Borrower has never been and is not now a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against it, which asserts or alleges that Borrower violated Environmental Laws; (e) to the best of Borrower's actual knowledge, neither the Security Property (or any other property now or heretofore owned by Borrower) nor Borrower is now or ever has been subject to any judgment, decree, order or citation related to or arising out of Environmental Laws; and (f) no permits or licenses are required under Environmental Laws relative to the Security Property or Borrower.

      The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the environment or hazardous substances now or at any time hereafter in effect.

      Borrower covenants and agrees at all times while the Indebtedness remains unpaid to (a) comply with all applicable Environmental Laws; (b) provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a clean-up, removal, remedial action or other response by or on the part of Borrower under Environmental Laws or which seeks criminal or punitive penalties from Borrower for an alleged violation of Environmental Laws; and (c) advise Bank in writing as soon as Borrower becomes aware of any condition or circumstance which makes the foregoing covenants incomplete or inaccurate. In the event of any such circumstance, Borrower agrees, at its expense and at the request of Bank, to permit an environmental audit solely for the benefit of Bank, to be conducted by Bank or an independent agent selected by Bank. This provision shall not relieve Borrower from conducting its own environmental audits or taking any other steps necessary to comply with Environmental Laws which in the reasonable judgment of Bank is likely to impair materially the value of the Security Property or the operations of Borrower. If in the opinion of Bank there exists any provision of an Environmental Law


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or any condition which requires, or may require, a clean-up, removal or other remedial action by Borrower under any Environmental Laws and such clean-up, removal or other remedial action is not completed within one hundred twenty
(120) days from the date of written notice from Bank to Borrower (or such longer period as may be required under the circumstances), the name shall at the option of Bank constitute a default hereunder.

      Borrower hereby agrees to defend, indemnify and hold Bank harmless from and against any loss, liability, cost, damage, or expense, including, without limitation, attorneys' fees, arising from the imposition or recordation of a lien, the incurrence of any clean-up and removal costs under any Environmental Laws with respect to the Security Property or Borrower, any liability to any third party in connection with any violation of any Environmental Laws or other action by Borrower or its agents or any diminution in value of the Security Property as a result of any violation or alleged violation of any Environmental Laws by Borrower.

            Article VI - Representations and Warranties of Guarantor

6.1 Representations and Warranties. Guarantor represents and warrants to Bank that:

      (a) Guarantor is a duly organized, legally existing corporation in good standing under the laws of the State of Delaware, and has all requisite power and authority and all necessary licenses and permits to own, operate and lease its properties and to carry on its business as it is now conducted and as it may be conducted in the future. Guarantor is qualified to do business and is in good standing as a foreign corporation in the State of Iowa.

      (b) All financial statements and other information furnished by Guarantor to Bank in connection with this Agreement do in all material respects fairly represent the financial condition of Guarantor on the respective dates thereof and have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied. Guarantor has no material liabilities, fixed or contingent, which are not fully shown or provided for in such financial statements as of the dates thereof except obligations to perform after such dates under contracts, purchase orders or other commitments incurred by Guarantor in the ordinary course of business. No material adverse changes in Guarantor's financial condition are imminent or threatened.

      (c) Except for any actions, suits or proceedings disclosed in writing to Bank, no action, suit or proceeding against or affecting Guarantor is presently pending or threatened in any court, or before any governmental authority or any arbitration board or tribunal, which involves the possibility of any judgment or liability not fully covered by insurance or which may result in any material adverse change in the properties, business, prospects, profits or condition (financial or otherwise) of Guarantor, nor is Guarantor aware of any existing basis for any such action, suit or proceeding.

      (d) Guarantor is not aware of any default in the performance of any obligation, covenant or condition contained in any agreement to which it is a party, nor is Guarantor in default with respect to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

      (e) Guarantor has good and marketable title to that portion of the Security Property purported to be owned by it, free and clear of any and all liens, claims, security interests and encumbrances whatsoever.


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      (f)   The execution, delivery and performance of this Agreement, the
            Guaranty and Guarantor Security Agreement will not violate the provisions of the Certificate of Incorporation or Bylaws of Guarantor or of any note, indenture, mortgage, lease or other agreement to which Guarantor is a party or by which it is bound, and will not result in the breach of any judgment, order, rule or regulation of any court or governmental agency having jurisdiction over Guarantor or any of its properties. No consent, approval, authorization or order of any court or governmental agency or third party is required in connection with the execution, delivery and performance by Guarantor of this Agreement, the Guaranty or the Guarantor Security Agreement.

      (g) The execution and delivery of, and the performance of the obligations set forth in, this Agreement, the Guaranty and the Guarantor Security Agreement have been duly authorized by all appropriate proceedings of Guarantor, and this Agreement, the Corporate Guaranty and the Guarantor Security Agreement are valid and binding obligations of Guarantor, enforceable in accordance with their respective terms.

      (h) Guarantor has filed all tax returns and reports required to be filed with the United States government and with all state and local governments which are required to be filed, and has paid in full, or made adequate provision on its books for the payment of, all taxes, interest, penalties, assessments, deficiencies, franchise fees and other governmental charges shown to be due or claimed to be due on or in respect of such tax returns or reports or otherwise levied upon or in respect of any of its properties, assets, income or franchies.

      (i) Guarantor is not in violation in any material manner of any federal, state, county or city statutes, ordinances, orders, rules or regulations pertaining to its business, and does not presently anticipate that future expenditures needed to meet the provisions of such federal, state, county or city statutes, ordinances, orders, rules or regulations will be so burdensome as to affect or impair in a materially adverse manner its financial condition.

            Article VII - Conditions Precedent to Bank's Obligations

7.1 Conditions Precedent to Closing. Bank's obligations to close hereunder, to make disbursements to Borrower in accordance herewith and otherwise to perform hereunder shall be subject to satisfaction of the following conditions on or before the Closing, any or all of which may be waived by Bank in its sole discretion:

      (a) Borrower and Guarantor shall have performed all agreements required to be performed prior to the Closing under this Agreement, and shall not be in breach of any covenant, agreement, representation or warranty made herein or in any other Loan Document.

      (b) Bank shall have received all of the documents, agreements and instruments referred to in Article IV of this Agreement.

      (c) All representations and warranties of Borrower and Guarantor contained in this Agreement shall be true in all material respects as of the Closing and shall be made again on the Closing Date effective as of the Closing Date.


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      (d)   No Event of Default and no event or condition which, with notice or the lapse of time, or both, would constitute an Event of Default, shall have occurred prior to or shall exist at the time of the Closing.

      (e) Neither Borrower nor Guarantor shall have incurred any material liabilities, direct or contingent, other than in the ordinary course of business, since the date of the last financial statement given to Bank by each party.

      (f) Borrower shall have obtained hazard and/or fire and extended coverage insurance on all Security Property, as required by Section 8.1(c) hereof and, if requested by Bank, shall have delivered certified copies of such insurance policies to Bank.

      (g) Borrower shall have paid Bank for all costs incurred by Bank in connection with this Agreement and the other Loan Documents, including, but not limited to, the payment of all recording and filing fees and the fees and expenses of Bank's counsel incurred in connection with the preparation of this Agreement and all other Loan Documents.

      (h) Borrower and Guarantor shall have delivered to Bank an opinion of counsel to Borrower and Guarantor in the form attached hereto as Exhibit J, which opinion shall be satisfactory in form and substance to Bank and its counsel.

      (i) Neither Borrower nor Guarantor shall, at the time of Closing, be subject to or party in a liquidation or reorganization agreement or subject to any insolvency proceedings.

      (j) Borrower shall have provided Bank with an abstract of title for the West Des Moines Real Estate and Bank shall have obtained an opinion of its counsel indicating that marketable title to the Wet Des Moines Real Estate is in the name of Borrower and the existence of any liens, encumbrances and exceptions with respect to such title.

      (k) The Mortgage and any releases of prior encumbrances shall have been recorded with the office of the Polk County Recorder, and Bank shall have received an oral report from the abstracter that no liens or other encumbrances have been filed of record against the West Des Moines Real Estate since the date of the preliminary title opinion referred to in Section 7.1(j) above, which report shall be satisfactory to Bank.

      (l) Bank shall have received an appraisal of the West Des Moines Real Estate by a qualified appraiser, which appraisal shall reflect a value resulting in a loan to value ratio of not more than seventy-five percent (75%), and which appraisal shall otherwise be satisfactory to Bank in its sole discretion.

      (m) Borrower shall have provided to Bank an as-built survey of the West Des Moines Real Estate certified to Bank as of the date no earlier than sixty (60) days prior to the Closing Date, with the signature and seal of a registered engineer or surveyor affixed thereto, which survey shall be satisfactory to Bank in its sole discretion.

In the event that any of the foregoing conditions precedent have not been satisfied at the Closing Date, Bank shall then have the option of waiving any such unsatisfied condition or of terminating this Agreement. In the event Bank elects not to waive such unsatisfied conditions and to terminate this Agreement, Bank shall then have no further obligation or liability hereunder or under any prior


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commitment letter whatsoever. Borrower, however, shall be and remain fully liable to Bank for payment of all costs incurred by Bank in connection with this transaction, which shall be due and payable immediately upon such termination.

7.2 Conditions Precedent to All Borrowings. The obligation of Bank to make any advances of funds to Borrower under the Revolving Note shall be subject to the fulfillment at or prior to the time of the making of each such advance of each of the following further conditions:

      (a) No change shall have occurred or become known since the Closing Date in the assets, business, operations, prospects or financial condition of Borrower or Guarantor which Bank reasonably deems to be material and adverse to Borrower or Guarantor.

      (b) The representations and warranties of Borrower and Guarantor contained in this Agreement and in any of the Loan Documents shall each be true and correct in all material respects at and as of the borrowing date for such advance as though made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date or as may be agreed to in writing by Bank) and each of the Loan Documents shall be in full force and effect.

      (c) Borrower and Guarantor shall be in compliance with the terms and conditions of this Agreement and the other Loan Documents, including, but not limited to, the various covenants contained in Articles VIII, IX and X of this Agreement.

      (d) Bank shall continue to have a valid and duly perfected first priority security interest in and mortgage lien on the Security Property subject to no lien or encumbrance and such security interest and mortgage lien shall secure, on a first priority base subject to no lien or encumbrance, the full amount of the advance to be so made and all advances then outstanding under the Notes.

      (e) Bank shall have received the most recent Borrowing Base Certificate due in accordance with Section 8.1(b) hereof.

      (f) Borrower shall have acquired those assets of Powercore Inc. provided for pursuant to the terms of the acquisition agreement between Borrower and Powercore Inc., and Borrower shall have provided Bank with such documentation as may reasonably be necessary to satisfy Bank and its counsel that the assets acquired from Powercore Inc. are free and clear of any liens, security interests, or encumbrances of any nature granted by Powercore Inc. to any third party.

      Each time Bank is given a Notice of Borrowing, such notification shall be deemed to constitute a representation and warranty of Borrower that each of the conditions set forth in this Section 7.2 will be satisfied on the relevant borrowing date.

                Article VIII - Affirmative Covenants of Borrower

8.1 Covenants. So long as any part of the Indebtedness remains unpaid or any obligations of Borrower or Guarantor under the Loan Documents remain unsatisfied, Borrower and Guarantor respectively covenant and agree with Bank as follows:

      (a) Borrower will duly and punctually pay all sums to be paid by Borrower in accordance with the terms and conditions of this Agreement and the other Loan Documents.


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      (b)   In the event there are outstanding balances under the Revolving
            Note, Borrower shall: (i) submit a Borrowing Base Certificate to Bank on Tuesday of each week, certified by the president, chief financial officer or controller of Borrower and current as of a date not more than three (3) business days prior to the date of submission to Bank; and (ii) submit to Bank within fifteen (15) days after the end of each calendar month a Borrowing Base Certificate completed as of the end of the immediately preceding calendar month.

      (c) Borrower shall maintain hazard and/or fire and extended coverage insurance on all Security Property and on its other insurable real and personal property, issued by a company or companies satisfactory to Bank and in amounts acceptable to Bank, which policy or policies shall name Bank as loss payee under a standard loss payee clause. Borrower shall additionally maintain any other insurance as Bank may reasonably require insuring against such risks and in such amounts as are customarily carried by like businesses operating in the same vicinity. Such policy or policies shall provide that they shall not be amended, modified or cancelled without thirty (80) days prior written notice to Bank. Borrower shall also maintain insurance against liability on account of damage to persons or property and such insurance as may be required under all applicable workers compensation laws. If during the term of this Agreement and the term of the other Loan Documents, any of the insured property is destroyed by fire or other hazard, Borrower may, so long as not then in default under any of the Loan Documents, replace or rebuild the damaged or destroyed property, as the case may be, with the insurance proceeds, and Bank's lien shall attach and remain affixed to the replaced or rebuilt property

      (d) Borrower and Guarantor will promptly pay and discharge their respective federal, state and other governmental taxes, assessments, fees and charges imposed upon them or upon any of their respective assets.

      (e) Borrower and Guarantor will maintain at all times proper books of record and account in accordance with Generally Accepted Accounting Principles, consistently applied, and permit Bank's officers or any of Bank's authorized representatives or accountants to visit and inspect their offices and property, examine their books of account and other records and discuss their affairs, finances and accounts with their officers, employees, accountants and auditors, all at such reasonable times and as often as Bank may desire. Bank will periodically audit Borrower's accounts receivable, inventory and accounts payable and Borrower agrees to pay Bank an hourly fee of $30.00 for time spent by Bank personnel performing such audits; provided, however, such fees shall not exceed $4,000 during any fiscal year. Moreover, if an Event of Default has occurred or is continuing, Borrower will pay the reasonable fees and disbursements of any accountants or other agent of Bank selected by Bank for the foregoing purposes (which fees shall not be subject to the $4,000 annual limitation).

      (f) In the event there are outstanding balances under the Revolving Note, Guarantor shall submit to Bank, within fifteen (15) days of the end of each calendar month, an unaudited balance sheet and income statement as of the end or the immediately preceding calendar month, prepared in accordance with Generally Accepted Accounting Principles consistently applied and certified as being true and correct by the president, chief financial officer or controller of Borrower.

      (g) In the event there are outstanding balances under the Revolving Note, Borrower shall, within fifteen (15) days of the end of each calendar month, submit to Bank a


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            Compliance Certificate completed as of the end of the immediately preceding calendar month. The Compliance Certificate shall be submitted within fifteen (15) days of the end of each fiscal quarter during those periods when there is no outstanding balance under the Revolving Note.

      (h) In the event there are outstanding balances under the Revolving Note, Borrower shall, within fifteen (15) days of the end of each calendar month, submit to Bank an account receivable aging report listing, for each outstanding account receivable as of the end of the immediately preceding calendar month, the account name, balance and payment status. Such report shall be submitted within fifteen
            (15) days of the end of each fiscal quarter during those periods when there is no outstanding balance under the Revolving Note.

      (i) Within forty-five (45) days following the end of each fiscal quarter, Guarantor shall submit to Bank a copy of its Quarterly Report on Form 10-Q containing unaudited financial statements as of the end of such fiscal quarter, prepared in accordance with Generally Accepted Accounting Principles consistently applied.

      (j) Within one hundred twenty (120) days following the end of each fiscal year, Guarantor shall submit to Bank its Annual Report on Form 10-K containing audited financial statements prepared in accordance with Generally Accepted Accounting Principles consistently applied and examined by an independent certified public accountant chosen by Guarantor and acceptable to Bank, which statements shall include a balance sheet, income statement, statement of cash flows, notes to financial statements and auditor's report.

      (k) Guarantor shall, within ten (10) days of filing thereof with the Securities and Exchange Commission, provide Bank with copies of any Current Report on Form 8-K, any registration statement filed under the Securities Act of 1933 or any other report concerning a material event with respect to Borrower or Guarantor.

      (l) Promptly upon receipt thereof, Borrower or Guarantor, as the case may be, will submit to Bank copies of all audit reports submitted by independent public accountants in connection with any special audit of the books of Borrower or Guarantor made by such accountants.

      (m) Borrower and Guarantor further agree to supply to Bank such additional financial information as Bank may, from time to time, reasonably request to ascertain their respective financial conditions.

      (n) Borrower or Guarantor, as the case may be, will, within five (5) days of receiving notice thereof, advise Bank in writing of any condition, event or act of the kind set forth in subparagraphs (1) through (4) below which comes to its attention that would or might prejudice Bank's rights under this Agreement or any other Loan
            Document:

                  (1) The filing of a lien, suit, action or other proceeding against Borrower or Guarantor wherein a claim is made in excess of Ten Thousand Dollars ($10,000.00);

                  (2) The filing, recording or assessment of a federal, state, or local tax lien against any of Borrower's or Guarantor's asset;


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                  (3) The occurrence of any Event of Default or any act or event which, with notice or the lapse of time, or both, would constitute an Event of Default; or

                  (4) Any legal or administrative proceeding or investigation initiated against Borrower or Guarantor.

      (m) Borrower will maintain, preserve and keep its buildings and properties and every part thereof in good repair, working order and condition and from time to time make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, so that at all times the efficiency thereof shall be fully preserved and maintained.

                  Article IX - Negative Covenants of Borrower

9.1 Covenants. So long as any part of the Indebtedness remains unpaid or any obligations of Borrower or Guarantor under the Loan Documents remain unsatisfied, Borrower and Guarantor covenant and agree that, without the prior written consent of Bank (which shall not unreasonably be withheld), they shall not:

      (a) Merge or consolidate with any company or enterprise, or acquire or purchase any other company or enterprise, or suffer or permit the sale, lease, transfer or other disposition of a substantial part of Borrower's or Guarantor's properties or assets, unless replaced in the ordinary course of business with properties of substantially equal value. For purposes of the foregoing, any transaction involving the disposition of properties or assets having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) as measured by the consideration for the transaction in question shall be deemed to be substantial.

      (b) Incur indebtedness for borrowed money, other than to Bank, or act as a guarantor for any indebtedness of others. For purposes hereof, entering into capital leases of personal property shall be deemed the incurring of indebtedness for borrowed money.

      (c) Invest in, organize or participate in the organization or creation of any other business entity; provided, however, that Borrower and/or Guarantor shall be permitted to invest in and organize other business entities without the prior consent of Bank to the extent that; (i) the investment into any one business entity by Borrower and/or Guarantor does not exceed $250,000; and (ii) the investment into all business entities by Borrower and/or Guarantor does not exceed $750,000 in the aggregate at any one time.

      (d) Redeem, retire, repurchase or otherwise acquire directly or indirectly any of Borrower's capital stock, or make any change in its capital structure, or pay or declare any dividend or other capital distribution, in cash or property, upon its capital stock.

      (e) Change the general character of the business of Borrower or Guarantor as conducted on the date hereof and the Closing Date or engage in any type of business not reasonably related to such business as presently conducted.


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      (f)   Permit the aggregate of all judgments or liens against Borrower and/or Guarantor at any one time to exceed Fifty Thousand Dollars ($50,000), whether aided by attachment or not, to remain unpaid, undischarged, unbonded or undismissed for a period of thirty (30) day.

      (g) At any time permit Borrower or Guarantor to make any loans to others, including, but not limited to, any Affiliate or to any officer or employee of Borrower, Guarantor or an Affiliate, except that: (i) Borrower or Guarantor shall be permitted to make loans or extend credit to its officers or employees in an amount not to exceed $5,000 per person, provided, however, all such loans or extensions of credit by Borrower and/or Guarantor shall not exceed $50,000 in the aggregate at any given time; and (ii) the use of corporate credit cards for expenses incurred in the ordinary course of business shall not be deemed a loan or an extension of credit for purposes of this Section 9.1(g).

      (h) Permit the pledge or encumbrance of any property of Borrower or Guarantor as security for any indebtedness incurred after the date of this Agreement except to Bank, with the exception of a purchase money security interest.

                  Article X - Additional Covenants of Borrower

10.1 Covenants. So long as any part of the Indebtedness remains unpaid or any obligations of Borrower or Guarantor under the Loan Documents remain unsatisfied, Borrower and Guarantor respectively covenant and agree with Bank as follows:

      (a) Guarantor agrees to maintain a Tangible Net Worth of not less than $4,500,000. "Tangible Net Worth" shall mean the amount of total assets (excluding the amount of Intangible Assets) less the amount of total liabilities (exclusive of Subordinated Debt, if any). "Intangible Assets" shall mean the book value of Guarantor's intangible assets including, but not limited to, goodwill, patents, trademarks, copyrights, secret processes, deferred expenses relating to general administrative, research and development expenses and all amounts due from any officer, employee, director, shareholder or Affiliate.

      (b) Guarantor agrees to maintain a ratio of Debt to Tangible Net Worth of not more than 2.2 to 1.0 during the period commencing with the Closing Date and at all times thereafter, "Debt" shall mean all liabilities of Guarantor (less Subordinated Debt, if any). "Tangible Net Worth" shall have the meaning set forth in Section 10.1(a) hereof.

      (c) Guarantor agrees to maintain Net Working Capital of not less than $1,500,000 and a Current Ratio of not less than 1.35 to 1.00. "Net Working Capital" shall mean the excess of Current Assets over Current Liabilities. "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities. "Current Assets" shall mean the sum of cash, marketable securities, inventory at lower of cost or market and ordinary trade accounts receivable, excluding any amount due from any officer, employee, director, shareholder or Affiliate. In the event of a dispute relative to the carrying value of said inventory or accounts receivable, the determination thereof by an independent Certified Public Accountant chosen by Guarantor and acceptable to Bank shall be controlling. "Current Liabilities" shall mean any indebtedness due within one (1) year (exclusive of Subordinated Debt, if any), and any unsubordinated debt due to any officer, employee, director, shareholder or Affiliate. For purposes of this calculation, outstanding principal on Revolving Note shall be classified as a current liability.


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      (d)   Borrower and Guarantor agree not to purchase, lease or otherwise acquire or enter into any commitment to purchase, lease or otherwise acquire additional capital assets where the aggregate liability or expenditure therefor in any one fiscal year exceeds ??? $500,000, except with the prior written consent by Bank.

      (e) Any officer, employee, director, shareholder or Affiliate of Borrower or Guarantor shall subordinate all indebtedness including interest thereon (herein termed "Junior Indebtedness"), which may at any time now or hereafter be owed to any officer, employee, director, shareholder or Affiliate by Borrower or Guarantor in favor of the Indebtedness, including interest thereon. Borrower or Guarantor, as the case may be, shall obtain and deliver to Bank subordination agreements from said officers, employees, directors, shareholders or Affiliates for said Junior Indebtedness in form and content acceptable to Bank. Upon the occurrence of an Event of Default under this Agreement, Borrower or Guarantor, as the case may be, shall without notice from Bank immediately cease payment of any fees or advances to any officer, employee, director, shareholder or Affiliate and shall also cease payment of the sums, if any allowed to be paid by the terms of the subordination agreement(s).

      (f) Borrower shall establish and maintain its principal deposit accounts at Bank as long as any Indebtedness remains outstanding or so long as this Agreement remains in effect.

                       Article XI - Default and Remedies

11.1 Default. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

      (a) If Borrower should default in the payment of any principal, interest or any other sum payable under the Notes or hereunder (it is being understood that default in the payment of principal or interest of any of the Notes shall constitute default under all of the Notes), and such default shall not be cured within ten (10) days after written notice thereof is given by Bank to Borrower, provided, however, that Bank shall not be required to provide written notice of a default hereunder more than two times during any twelve consecutive month period.

      (b) If a default occurs or there shall be non-compliance with any of the terms or provisions of any of the other Loan Documents.

      (c)   Non-payment when due of any Indebtedness.

      (d) If any representation or warranty made by Borrower or Guarantor in any report or certification to Bank, in this Agreement or in any other Loan Document proves to be untrue or false in any material respect when made.

      (e) If there shall be non-compliance with, or a breach of, any of the Affirmative Covenants contained in Article VIII hereof, any of the Negative Covenants contained in Article IX hereof, any of the Additional Covenants contained in Article X hereof, or any other covenant of Borrower or Guarantor set forth herein or in any other Loan Document, and such default, non-compliance or breach shall not be cured within ten (10) days in the case of a payment default, or thirty (30) days in the case of a non-payment default, after written notice thereof is given by Bank to Borrower.


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      (f)   If: (i) Borrower or Guarantor shall be liquidated or dissolved or discontinue business; (ii) Borrower or Guarantor shall become insolvent or make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver, trustee or liquidator for all of or a substantial portion of their respective assets; or (iii) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of Borrower or Guarantor and such action shall be consented to by Borrower or Guarantor, as the case may be, or shall remain undismissed for sixty
            (60) days.

      (g) If a default occurs under Section 5.2 of this Agreement relating to environmental matters.

      (h) If Bank reasonably believes that the prospect of payment of the Indebtedness is impaired due to acts or events materially and adversely bearing upon the financial condition of Borrower or Guarantor, or Bank on any other reasonable basis otherwise deems itself insecure.

11.2 Effect of Default; Cross Default. It is understood and agreed that any Event of Default occurring under this Agreement or under any other Loan Document shall constitute an event of default under each and every Loan Document. Upon the happening of any Event of Default specified in Section 11.1 of this Article, the entire amount owing under the Notes and the other Indebtedness, at the option of Bank and without prior notice to Borrower or Guarantor, shall thereupon mature and become immediately due and payable in full. In such event, Bank may proceed to enforce payment in such manner as Bank may elect and realize upon any and all rights of Bank in the Security Property. Additionally, without prior notice to Borrower or Guarantor, Bank may appropriate and apply any and all moneys in its possession, by deposit or otherwise, to the credit of or belonging to Borrower or Guarantor, to any amounts owing to Bank under the Notes, this Agreement, any of the other Loan Documents or the Indebtedness. Upon the happening of any Event of Default, then in conjunction with, in addition to or in substitution for those rights and remedies above described, and without notice or demand which are, to the extent permitted by law, expressly waived, the following shall be applicable:

      (a) So long as it does not constitute a breach of the peace, Bank may enter upon any of Borrower's or Guarantor's premises to take possession of, assemble and collect the Security Property or to render it unusable;

      (b) Bank may notify the account debtors or obligors of any accounts, chattel paper, negotiable instruments, general intangibles or other evidences of indebtedness in favor of Borrower or Guarantor to pay Bank directly and Bank may take control of the proceeds paid to Bank. Until Bank elects to exercise these rights, Borrower or Guarantor, as the case may be, is authorized to collect and enforce the collection of such accounts (subject to collection terms provided for in Section 2.4 hereof). The cost of collection and enforcement, including attorneys' fees and expenses, shall be borne solely by Borrower or Guarantor whether incurred by Bank or by Borrower or Guarantor;

      (c) Bank may require Borrower or Guarantor to assemble the Security Property and make it available on Borrower's or Guarantor's premises or at a place Bank designates to allow Bank to take possession of or dispose of the Security Property;

      (d) Bank may waive any Event of Default or remedy any Event of Default without waiving the Event of Default remedied and without waiving any other prior or subsequent Event of Default.


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

      (e)   Written notice given to Borrower or Guarantor, not less than ten
            (10) days prior to the date of public sale of the Security Property or prior to the date after which private sale or other disposition of the Security Property will be made, shall constitute reasonable notice;

      (f) Bank may sell any unit of inventory or equipment at private sale or to a distributor or dealer at Borrower's current price for such inventory or at such lower price as may be then obtainable, which shall constitute disposition thereof in a commercially reasonable manner;

      (g) It shall not be necessary that Bank take possession of the Security Property or any part thereof prior to the time that any sale pursuant to the provisions of this Section is conducted and it shall not be necessary that the Security Property or any part thereof be present at the location of such sale;

      (h) Bank may proceed to protect and enforce its rights by any appropriate proceeding, whether for specific performance of any covenant or agreement contained in this Agreement or to enforce the payment of the Notes or other Indebtedness or to enforce any other legal or equitable right;

      (i) Pursuant to the relevant procedures set forth in the UCC, Bank may take possession of the Security Property without the necessity for foreclosure proceedings and utilize and employ such procedures to protect the Security Property in such manner and for such length of time as Bank in its sole discretion may see fit. Borrower and Guarantor agrees that Bank shall not be liable for any damages resulting to Borrower or Guarantor from such actions; and

      (j) Bank may cause the Mortgage to be foreclosed in the manner prescribed by law and upon the commencement of foreclosure proceedings, shall be entitled to have a receiver appointed to take possession and charge of the mortgaged property during the pendency of the foreclosure proceedings and during the redemption period, to rent same and receive and collect rents and profits therefrom, and to apply same in accordance with the law.

All rights, remedies or powers hereby conferred upon Bank shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or applicable law.

                         Article XII - Sale of Business

12.1 Sale of Business. The entire amount of unpaid principal and accrued interest shall become due and payable forthwith at the option of Bank if control of Borrower or Guarantor shall be sold to any other person, firm or corporation, whether for cash or by merger or consolidation, or if the assets of Borrower or Guarantor shall be sold or transferred to any other person, firm or corporation, unless all of the following shall be satisfied:

      (a) The survivor of such merger or the successor formed by such consolidated or the person that acquires by conveyance, transfer or lease substantially all of the assets of Borrower or Guarantor, as the case may be, shall be a corporation organized and existing under the laws of the United States or any state thereof, and such survivor, successor or other


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

            person shall have executed and delivered to Bank its assumption of the due and punctual performance and observation of each covenant and condition of this Agreement and each of the other Loan Documents;

      (b) Bank shall continue to have a valid and duly perfected first priority security interest in and mortgage lien on the Security Property securing the Indebtedness; and

      (c) Immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing or no event shall have occurred which, upon the giving of notice or the passage of time, or both, would become an Event of Default hereunder.

                          Article XIII - Miscellaneous

13.1 Notices. Any notice required or desired to be given hereunder shall be in writing and deemed given when personally delivered (including delivery by recognized overnight courier such as Federal Express) or deposited in the United States mail, postage prepaid, sent certified or registered, addressed as follows:

      (a)   If to Borrower, to:

            CE Software, Inc.
            1801 Industrial Circle, P.O Box 65580
            West Des Moines, IA 50265
            Attn: Ford H. Goodman, President

      (b)   If to Guarantor, to:

            CE Software Holdings, Inc.
            1801 Industrial Circle, P.O. Box 65580
            West Des Moines, IA 50265
            Attn: Ford H. Goodman, Executive Vice President

      (c)   If to Bank, to:

            Brenton Bank, N.A
            400 Locust Street, Suite 200
            Des Moines, Iowa 50309
            Attn: Robert D. Grote, Vice President

or to such other address or person as hereafter designated in writing by the applicable party in the manner provided in this paragraph for the giving of notices.

13.2 Governing Law. This Agreement, the other Loan Documents and all other documents and instruments delivered pursuant hereto shall be construed and interpreted in accordance with the laws of the State of Iowa (excluding conflict of laws rules), shall be deemed to have been entered into in Des Moines, Polk County, Iowa, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

13.3 Cumulative Rights. To the full extent permitted by law, all rights and remedies of Bank hereunder are cumulative and not alternative. No course of dealing on the part of Bank, its officers


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

or employees shall operate as a waiver of any right, power or privilege of Bank under this Agreement or other Loan Documents. Indulgence by Bank with respect to any of the terms and conditions of this Agreement or other Loan Documents or the failure or delay of Bank in exercising any of its rights, power or privileges hereunder or thereunder shall not constitute a waiver of any future breach of any such terms and conditions and shall not prevent any future exercise of Bank's rights, power or privileges, and the persons obligated shall remain liable for the strict performance of all of their respective undertakings until all sums payable under the Loan Documents shall have been fully paid in accordance with the terms hereof and thereof.

13.4 Participation. Bank may, without notice to Borrower or Guarantor, sell, assign or otherwise transfer its right, title and interest in and to this Agreement or the other Loan Documents, or any part thereof, or grant participations therein, and in such event each and every immediate or remote assignee, transferee or holder of or participant in the Notes or other rights sold, assigned or transferred shall have the right to enforce this Agreement and the other Loan Documents, by suit or otherwise, for its benefit, as fully as if herein by name specifically given such right.

13.5 Additional Documents. Borrower and Guarantor agree to deliver such further financing statements, continuation statements, termination statements and other documents as Bank may from time to time reasonably request to more fully effectuate the intent hereof.

13.6 Costs. Borrower agrees to pay the costs of recording or filing all financing statements, continuation statements, termination statements and other documents Bank deems necessary for the perfection of any liens and security interests granted to Bank pursuant hereto or pursuant to any of the other Loan Documents, and to pay any and all other costs of Closing hereunder, as well as any and all taxes (other than Bank's income taxes) which may be payable as a result of the execution of the Loan Document or any agreement supplemental thereto, or as a result of the execution or recordation of any of the Loan Documents, including, but not limited to, fees and expenses of Bank's counsel incurred in connection with the preparation of this Agreement and all other Loan Documents. Borrower further agrees that in the event of a default hereunder it shall pay all out-of-pocket expenses of Bank.

13.7 Conflicting Provisions. In the event the provisions of any of the Loan Documents are in conflict with the provisions of this Agreement, the provisions of this Agreement shall control over the conflicting provisions of any other Loan Document.

13.8 Indemnification. Borrower shall defend, indemnify and hold Bank harmless from any loss, liability, damage, or expense, including reasonable attorneys' fees, arising in connection with or resulting from any breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of Borrower or Guarantor under this Agreement (unless waived by Bank). All of the representations, warranties, covenants and agreements contained herein and in the other Loan Documents and in any documents delivered pursuant hereto and thereto shall survive the Closing and remain in full force and effect regardless of the Closing and irrespective of any investigation which ban its counsel or representatives may make in connection with this agreement or in any manner involved herein or in any other Loan Document and they shall be fully enforceable at law or in equity.

13.9 Entire Agreement. This Agreement and all exhibits and schedules hereto, the other Loan Documents, and all other documents and certificates referred to herein or in any other Loan Document, constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof. All exhibits and schedules are incorporated into this Agreement as if set forth in their entirety and constitute a part hereof.


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

13.10 Amendments; No Waiver. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents shall be effective unless made in writing and signed or initialed by the parties or by their duly authorized agents. Waiver of any provision of this Agreement or any of the other Loan Documents shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

13.11 Severability. In the event any provision of this Agreement or other Loan Documents is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement and other Loan Documents shall not be affected thereby and shall continue to be valid and enforceable. In the event any provision of this Agreement or other Loan Document is held to be unenforceable as written, but enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be enforceable and it shall be enforced to that extent.

13.12 Headings and Captions. The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

13.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

13.14 Gender and Number. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.

13.15 Third Parties. Nothing in this Agreement or the other Loan Documents, express or implied, is intended to confer upon any party other than the parties hereto and thereto (and their respective heirs, successors, legal representatives and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement or other Loan Documents.

13.16 Receipt. Borrower and Guarantor by their signatures below acknowledge receipt of a copy of this Agreement and all the other Loan Documents at the time of execution thereof.

                                     NOTICE

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. ADDITIONALLY, AFTER RECEIVING THIS NOTICE YOU MAY CHANGE THE TERMS OF ANY OTHER CREDIT AGREEMENT(S) NOW IN FORCE

BETWEEN YOU AND BANK ONLY BY ANOTHER WRITTEN AGREEMENT. ORAL OR IMPLIED CHANGES TO THIS OR ANY OTHER CREDIT AGREEMENT(S) WITH BANK ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ________ day of May, 1994.

BANK:                                     BORROWER:

Brenton Bank, National Association        CE Software, Inc.


By /s/ Robert D. Grote                    By /s/ Curtis W. Lack
  --------------------------------          -----------------------------------
  Robert D. Grote, Vice President           Curtis W. Lack, Secretary/Treasurer


                                          GUARANTOR:

                                          CE Software Holdings, Inc.


                                          By /s/ Richard A. Skeie
                                            -----------------------------------
                                            Richard A. Skeie, President


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                           DESCRIPTION OF REAL ESTATE

      The West Des Moines Real Estate shall consist of the following property owned by Borrower in Polk County, Iowa:

      Lots sixteen (16), seventeen (17) and eighteen (18) in West Grand Industrial Acres Plat Two, an Official Plat, in the City of West Des Moines, Polk County, Iowa.


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

                      EQUIPMENT SUBJECT TO OPERATING LEASES

      The following items of equipment held by Borrower shall not be subject to the security interest to be granted to Bank pursuant to Section 3.1 hereof:

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